EXHIBIT 10.6

2017 Target Bonus Program

On May 2, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved a 2017 performance bonus program (the “2017 Bonus Program”) for the Company’s executive officers and other employees. The Compensation Committee structured target bonuses for the fiscal year 2017 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	Non-GAAP net income from operations for the fiscal year 2017; and

•	Completion of research and development product milestones in fiscal year 2017.

For target bonuses for the fiscal year 2017, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

The Compensation Committee may in its discretion award up to fifty percent (50%) of the final earned 2017 bonuses to senior management and U.S. director level employees in the form of restricted stock units.

It is expected that, in the first quarter of 2018, the Compensation Committee will review the Company’s fiscal year 2017 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2017.

Target bonus percentages for the Company’s “named executive officers” for the prior year’s (2016) bonus program were established by the Compensation Committee in June 2016, as previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 5, 2016.  It is expected that the Compensation Committee will review these target bonus percentages later in 2017 to evaluate whether they should be modified for the 2017 Bonus Program.